Exhibit (h)(3)(ii)

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST

ADMINISTRATION AGREEMENT

CLASS S SHARES

SCHEDULE A

The Class S Shares of the Portfolios of Neuberger Berman Advisers Management Trust currently subject to this Agreement and the dates such Portfolios were added to this Agreement are as follows:

Mid Cap Growth Portfolio

Mid Cap Intrinsic Value Portfolio

Real Estate Portfolio

Sustainable Equity Portfolio

DATED: April 26, 2024

A-1

NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST

ADMINISTRATION AGREEMENT

CLASS S SHARES

SCHEDULE B

Compensation pursuant to Paragraph 3 of the Neuberger Berman Advisers Management Trust Administration Agreement shall be:

(1) The following percentage per annum of the average daily net assets attributable to the Class S Shares of each Portfolio:

Mid Cap Growth Portfolio	0.30%
Mid Cap Intrinsic Value Portfolio	0.30%
Real Estate Portfolio	0.30%
Sustainable Equity Portfolio	0.30%

(2) Certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communications, subject to the prior approval of an annual budget by the Trust’s Board of Trustees, including a majority of those Trustees who are not interested persons of the Trust or of Neuberger Berman Management Inc., and periodic reports to the Board of Trustees on actual expenses.

DATED: April 26, 2024

B-1